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                                                                EXHIBIT 99.1


                         [HEALTH MANAGEMENT LETTERHEAD]



FOR IMMEDIATE RELEASE


HEALTH MANAGEMENT, INC. TO RESTATE FIRST & SECOND QUARTER FINANCIAL STATEMENTS
    AND TAKE A 3RD QUARTER CHARGE; ANNOUNCES AN AMENDMENT TO THE TRANSWORLD
                                  TRANSACTION

Buffalo Grove, Illinois - March 17, 1997 - Health Management, Inc. ("HMI") (NASDAQ Small Cap Market: HMIS) announced today that it plans to restate its financial statements for the first and second quarters of its 1997 fiscal year to correct certain errors relating to costs of goods sold, which were previously understated by approximately $1.8 million and $800,000, respectively. HMI also plans to take a charge of approximately $13 million in the third quarter of 1997, which includes a writeoff of approximately $2.8 million in goodwill and other costs associated with the sale of the Baltimore retail pharmacies and a writedown of approximately $10 million in accounts receivable. The Company will also report substantial operating losses for the quarter ended January 31, 1997 and for the nine months then ended. The filing of amended 10-Qs reflecting such restatements and the third quarter 10-Q is expected to be made on or before March 24, 1997.

HMI and Transworld Home Healthcare, Inc. are currently in discussions regarding a renegotiated deal.

The March 14, 1997 hearing for final approval of the amended settlement agreement in respect of the stockholder class action lawsuit was adjourned until April 11, 1997.

Earlier this week, listing of HMI's common stock was moved the NASDAQ Small Cap Market from the NASDAQ National Market System.

Health Management, Inc. is a national provider of integrated pharmacy management services to patients with chronic medical conditions and to health care professionals, pharmaceutical manufacturers and third-party payers involved in their care.


For additional information:
At HMI:
Jim Nicol, President CEO and CFO
847-913-2404

At Edelman Financial:
Diane Perry or Joseph Kist (Investors)                  Mark Danes (Media)
212-704-8293 or 212-704-8239                            212-704-4464